EXHIBIT 99.1

Central Vermont Public Service
NEWS RELEASE

Contact: Steve Costello    (802) 747-5427    (802) 742-3062 (pager)
For Immediate Release: Dec. 7, 2006

PSB approves small CV rate increase

The Vermont Public Service Board has approved a 4.07 percent rate increase for Central Vermont Public Service customers, effective for service rendered Jan. 1.

"Even with the increase, we believe CVPS will have the lowest rates of any major utility in New England," President Bob Young said.

The bill of a residential customer using 500 kilowatt-hours per month will increase from $68.01 to $70.78. The same customer would pay up to $106.90 elsewhere in New England.

Due to cost controls and stable long-term power contracts, CVPS has had just one rate increase in the past seven years, a 3.95 percent increase in 2001. CVPS's rates were reduced 2.75 percent in 2005.

"We are proud that we've been able to control costs and provide our customers comparatively low rates, and a good value," Young said.

CVPS has moved from among the most expensive utilities in New England to among the lowest priced during the past decade. Fuel prices have driven up electricity prices for many other utilities, driven in part by last year's hurricanes and problems in the Middle East.

Recent rate requests by other utilities have been up to 60 percent in New England, and as much as 72 percent in Maryland. In Vermont, recent rate requests by other utilities have ranged from just under 10 percent to nearly 23 percent.

CVPS customers have been largely protected from the increase in energy prices by fixed-price contracts with Hydro-Quebec and Entergy-Vermont Yankee.